Exhibit 4.1

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of July 14, 2017 by and among WALTER INVESTMENT MANAGEMENT CORP., a corporation duly organized and existing under the laws of Maryland and having its principal office at 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607 (the “Company”), WILMINGTON SAVINGS FUND SOCIETY, FSB, a national banking association duly organized and existing under the laws of the United States and having a corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801 (“Successor Trustee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States and having a corporate trust office at 600 S 4th Street, 6th Floor, MAC N9300-161, Minneapolis, Minnesota 55479 (“Resigning Trustee”).
RECITALS:
WHEREAS, there are currently $538,662,000.00 aggregate principal amount of the Company’s 7.875% Senior Notes due 2021 (the “Securities”) outstanding under an Indenture, dated as of December 17, 2013, by and between the Company and Resigning Trustee (the “Indenture”);
WHEREAS, the Company appointed Resigning Trustee as the trustee (the “Trustee”), note registrar (the “Registrar”), and paying agent (the “Paying Agent”) under the Indenture;
WHEREAS, Section 7.08 of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;
WHEREAS, Section 7.08 of the Indenture provides that, if the Trustee shall resign, the Company shall promptly appoint a successor Trustee;
WHEREAS, Section 7.08 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;
WHEREAS, the Resigning Trustee desires to give written notice to the Company that it is resigning as Trustee, Registrar, and Paying Agent under the Indenture;
WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Registrar, and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and
WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Registrar, and Paying Agent under the Indenture;
NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

Section 1.	THE RESIGNING TRUSTEE
1.1    Pursuant to Section 7.08 of the Indenture, Resigning Trustee hereby notifies the Company that Resigning Trustee has resigned as Trustee, Registrar, and Paying Agent under the Indenture.
1.2    Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)
No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)
To the best knowledge of responsible officers of Resigning Trustee's corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.
1.3    Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, duties and obligations of the Trustee under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar, and Paying Agent.
1.4    Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.

SECTION 2.	THE COMPANY
2.1    The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar, and Paying Agent under the Indenture and this written notice of resignation.
2.2    The Company hereby appoints Successor Trustee as Trustee, Registrar, and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, trusts, privileges, immunities, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Registrar, and Paying Agent in the Indenture.
2.3    The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Maryland.

(b)
The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Securities were validly issued by the Company.

(c)
No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(d)
The Company has authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Registrar, and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Registrar, and Paying Agent under the Indenture; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar, and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(e)	All conditions precedent relating to the appointment of Wilmington Savings Fund Society, FSB as successor Trustee under the Indenture have been complied with by the Company.

SECTION 3.	THE SUCCESSOR TRUSTEE
3.1    Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
3.2    Successor Trustee hereby accepts its appointment as successor Trustee, Registrar, and Paying Agent under the Indenture and accepts the rights, powers, trusts, privileges, immunities, duties and obligations of Resigning Trustee as Trustee, Registrar, and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar, and Paying Agent under the Indenture. Promptly after the effective date of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Securities.
3.3    References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the designated corporation trust office of Successor Trustee, which is presently located at 500 Delaware Avenue, Wilmington, Delaware 19801.

SECTION 4.	MISCELLANEOUS
4.1    Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
4.2    This Agreement and the trust resignation, appointment and acceptance shall be effective immediately. The Registrar and Paying Agent’s resignation, and the appointment of the successor Registrar and Paying Agent appointment and acceptance shall be effective ten (10) business days after the date first written above.
4.3    This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 7.07 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).
4.4    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
4.5    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.
4.6    The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.
4.7    This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.
4.8    The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.
4.9    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:
If to the Company:
Walter Investment Management Corp.
3000 Bayport Drive, Suite 1100
Tampa, Florida 33607
Attention:     General Counsel
Facsimile: (813) 281-5635
Email: JHaas@walterinvestment.com

If to Resigning Trustee:
Wells Fargo Bank, National Association
600 S 4th Street, 6th Floor
MAC N9300-161
Minneapolis, Minnesota 55479
Attention: Thomas M. Korsman
Facsimile: (866) 680-1777
Email: thomas.m.korsman@wellsfargo.com

If to Successor Trustee:
Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801
Attention: Patrick J. Healy
Facsimile: (302) 421-9137
Email: phealy@wsfsbank.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

WALTER INVESTMENT MANAGEMENT
CORP.

By: /s/ Cheryl Collins
Name: Cheryl Collins
Title: SVP & Treasurer

WELLS FARGO BANK, NATIONAL
ASSOCIATION
as Resigning Trustee

By: /s/ Thomas M. Korsman
Name: Thomas M. Korsman
Title: Vice President

WILMINGTON SAVINGS FUND SOCIETY,
FSB,
as Successor Trustee

By: /s/ Patrick J. Healy
Name: Patrick J. Healy
Title: Senior Vice President

EXHIBIT A
(Documents to be delivered to Successor Trustee)
1.    Executed copy of Indenture and each amendment and supplemental indenture thereto.
2.    Collateral, if any, and related documents.

EXHIBIT B
[SUCCESSOR TRUSTEE LETTERHEAD]
NOTICE OF APPOINTMENT OF
SUCCESSOR TRUSTEE, REGISTRAR AND PAYMING AGENT
To the Holders of:
WALTER INVESTMENT MANAGEMENT CORP.
7.875% SENIOR NOTES DUE 2021
CUSIP NUMBERS: 93317WAC6 and U9312TAA5
NOTICE IS HEREBY GIVEN, pursuant to Section 7.08 of the Indenture (the “Indenture”), dated as of December 17, 2013, by and between Walter Investment Management Corp. and Wells Fargo Bank, National Association, as Trustee, that Wells Fargo Bank, National Association has resigned as trustee, registrar, and paying agent under the Indenture.
Pursuant to Section 7.08 of the Indenture, Wilmington Savings Fund Society, FSB, a national banking association duly organized and existing under the laws of the United States, has accepted appointment as trustee, registrar, and paying agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 500 Delaware Avenue, Wilmington, Delaware 19801.
Wells Fargo Bank, National Association’s resignation as trustee, registrar, and paying agent and Wilmington Savings Fund Society, FSB’s appointment as successor trustee, registrar, and paying agent were effective as of the opening of business on _____ __, 2017.
Dated:
__________ ___, 20__
Successor Trustee

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